Exhibit 5.1
Our ref            MCR/636335/18044878v5
Overture Acquisition Corp.
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
7 January 2010
Dear Sirs
Overture Acquisition Corp.
We have acted as Cayman Islands counsel to Overture Acquisition Corp. (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form S-4, including all amendments or supplements thereto (the “Form S-4”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) relating to securities to be issued and sold by the Company from time to time pursuant to the Act. Such securities include (a) warrants to subscribe for securities in the Company (the “Warrants”) and (b) ordinary shares of the Company of par value US$0.0001 per share (the “Shares”) underlying the Warrants.
We understand that Ellenoff, Grossman & Schole LLP, United States counsel to the Company, will deliver its opinion relating to the Warrants under the Registration Statement.
1 Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 25 September 2007 and the Amended and Restated Memorandum and Articles of Association adopted on 30 January 2008 (the “Articles”).

1.2	The minutes of the meeting of the Board of Directors of the Company held on 6 December 2009 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).
Maples and Calder
PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Island
Tel +1 345 949 8066 Fax +1 345 949 8080 www.maplesandcalder.com

1.4	A certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	The warrant agreement dated as of 30 January 2008 and the form of amendment no. 1 to such warrant agreement between the Company and American Stock Transfer & Trust Company and the warrant certificate constituting such warrants (the “Warrant Documents”).
2 Assumptions
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Warrants and the Warrant Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Warrants and the Warrant Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.3	The choice of the laws of the State of New York as the governing law of the Warrants and the Warrant Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4	The Warrants and the Warrant Documents will be or has been duly executed and delivered by an authorised person of the parties thereto.

2.5	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Warrants and the Warrant Documents.

2.8	The Company will receive money or money’s worth in consideration for the issue of the Shares upon exercise of the Warrants, and none of the Shares were or will be issued for less than par value.

2.9	The Shares that will be issued on the exercise of the Warrants have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register.

2.10	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.
3 Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	With respect to the Shares to be offered and issued by the Company upon exercise of the Warrants, when (i) the Shares are issued by the Company against payment in full, of the consideration, in accordance with the Warrant Documents; and (ii) duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully-paid and non-assessable.
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
/s/ Maples and Calder
Maples and Calder

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